                                                                    Exhibit 12.1


                 Paperweight Development Corp. and Subsidiaries
         Statement of Computation of Ratio of Earnings to Fixed Charges
                                  (unaudited)


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

                                                                                                               Three Months Ended
                                                                                                            ------------------------
                                                                                                (Successor  (Predecessor  (Successor
                                                  (Predecessor Basis)                              Basis)       Basis)       Basis)
                                ------------------------------------------------------------   ------------ ------------  ----------
                                                                                  For the        For the
                                                                                  Period         Period
                                                                                December 31,   November 10,
                                                                                  2000 to        2001 to
                                                                                November 9,    December 29,    April 1,    March 31,
                                   1997        1998        1999         2000       2001           2001           2001        2002
                                ---------   ---------    ---------   ---------  ------------   ------------    --------    ---------
Net earnings from continuing
  operations                    $ 129,651   $  82,813    $  49,893   $  70,812  $     43,626        $ 7,616    $  2,312    $  10,486

Add: Income tax expense            70,611      53,716       17,715      35,725        24,574            117       1,468           79

Add: Interest expense              30,931      60,215       42,926      43,244        25,441         10,638       7,720       19,373

Minority interest in net
  earnings of subsidiaries          1,237       5,493        4,896       1,230            --             --          --           --

Equity in net income of
  unconsolidated affiliates            46      (7,313)          --          --            --             --          --           --

Portion of rent deemed
  interest factor                   3,993       3,878        3,448       3,394         2,485            386         762          735
                                ---------   ---------    ---------   ---------  ------------        -------    --------    ---------

   Total earnings available
     for fixed charges          $ 236,469   $ 198,802    $ 118,878   $ 154,405  $     96,126        $18,757    $ 12,262    $  30,673
                                =========   =========    =========   =========  ============        =======    ========    =========
Fixed charges:

Interest expense                   30,931      60,215       42,926      43,244        25,441         10,638       7,720       19,373

Portion of rent deemed
  interest factor                   3,993       3,878        3,448       3,394         2,485            386         762          735
                                ---------   ---------    ---------   ---------  ------------        -------    --------    ---------

   Total fixed charges          $  34,924   $  64,093    $  46,374   $  46,638  $     27,926        $11,024    $  8,482    $  20,108
                                =========   =========    =========   =========  ============        =======    ========    =========

Ratio of earnings to
  fixed charges                       6.8         3.1          2.6         3.3           3.4            1.7         1.4          1.5
                                =========   =========    =========   =========  ============        =======    ========    =========

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